Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Nutrition & Biosciences Inc. on Form S-1/S-4 of our report dated February 14, 2020 relating to the financial statements of The Dow Chemical Company (not separately presented herein or incorporated by reference), appearing in the Annual Report on Form 10-K of DuPont de Nemours, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Midland, Michigan
May 7, 2020